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Exhibit 5.1
October 1, 2012

Kinetic Concepts, Inc.
KCI USA, Inc.
12930 West Interstate 10
San Antonio, Texas 78249

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Kinetic Concepts, Inc., a Texas corporation (“KCI”), KCI USA, Inc., a Delaware corporation (“KCI USA,” and together with KCI, the “Issuers”), and each of the guarantors listed on Schedule A hereto (the “Guarantors” and each a “Guarantor,” and together with the Issuers, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuers of $1,750,000,000 in aggregate principal amount of the Issuers’ 10.5% Second Lien Senior Secured Notes due 2018 (the “Second Lien Exchange Notes”) and $750,000,000 in aggregate principal amount of the Issuers’ 12.5% Senior Notes due 2019 (the “Senior Exchange Notes,” and together with the Second Lien Exchange Notes, the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about October 1, 2012. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indentures with respect to the Issuers’ 10.5% Second Lien Senior Secured Notes due 2018 issued on November 4, 2011 (the “Old Second Lien Notes,” and together with the Old Second Lien Notes, the “Old Notes”) and the Issuers’ 12.5% Senior Notes due 2019 issued on November 4, 2011 (the “Old Senior Notes”), each dated as of November 4, 2011, as amended, supplemented or modified prior to the date hereof (collectively, the “Indentures”) by and among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Second Lien Exchange Notes are to be issued in exchange for and in replacement of the Old Second Lien Notes, of which $1,750,000,000 in aggregate principal amount is outstanding and is sub ject to the exchange offer pursuant to the Registration Statement. The Senior Exchange Notes are to be issued in exchange for an in replacement of the Old Senior Notes, of which $750,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.
In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificates of incorporation, bylaws and operating agreements of the Issuers and the Guarantors, as applicable, (ii) resolutions of the Issuers and the Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indentures, (iv) the Registration Statement, (v) the Registration Rights Agreements, dated as of November 4, 2011, by and among the Issuers, the Guarantors and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC for themselves and on behalf of the Initial Purchasers defined therein (the “Registration Rights Agreements”) and (vi) forms of the Exchange Notes and the Guarantees.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants.
Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indentures and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Exchange Notes will be validly issued under the Indentures and binding obligations of the Registrants will be validly issued under the Indentures and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.
We have also assumed that the execution and delivery of the Indentures and the Exchange Notes and the performance by the Registrants of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound.
This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,
/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP

Schedule A

Guarantors	Jurisdiction of Organization
Chiron Guernsey L.P. Inc.	Guernsey
Chiron Holdings, Inc.	Delaware
Chiron Topco, Inc.	Delaware
KCI Animal Health, LLC	Delaware
KCI Holding Company, Inc.	Delaware
KCI HomeCare, Inc.	Delaware
KCI International, Inc.	Delaware
KCI Licensing, Inc.	Delaware
KCI Real Holdings, L.L.C.	Delaware
KCI USA Real Holdings, L.L.C.	Delaware
LifeCell Corporation	Delaware
TechniMotion, LLC	Delaware
KCI Properties Limited	Texas
KCI Real Property Limited	Texas